Exhibit 99.1

RPM Increases Cash Dividend for 45th Consecutive Year

Quarterly payment of $0.35 per share is 9.4% increase over prior year

MEDINA, Ohio—(BUSINESS WIRE)—Oct. 4, 2018— RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.35 per share, payable on October 31, 2018, to stockholders of record as of October 16, 2018. This payment represents a 9.4 percent increase over the $0.32 quarterly cash dividend paid at this time last year.

This action marks RPM’s 45th consecutive year of increased cash dividends paid to its stockholders, which places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 41 other companies, besides RPM, have consecutively paid an increasing annual dividend for this period of time or longer, according to the Mergent Handbook of Dividend Achievers. During this timeframe, the company has returned approximately $2.4 billion in cash dividends to its stockholders. At a share price of $60.00, RPM’s dividend yield would be 2.3 percent.

“Annually increasing our cash dividend is one of the primary ways we deliver value to our shareholders,” stated Frank C. Sullivan, chairman and chief executive officer. “It is key to our ability to consistently drive long-term growth and outperform the cumulative total return of the broader market.”

At the meeting, five directors were elected to serve in Class II with three-year terms expiring at the annual meeting of stockholders in 2019. They included John P. Abizaid, senior partner at JPA Partners LLC; John M. Ballbach, former chairman and CEO of VWR International, LLC; Bruce A. Carbonari, retired chairman and CEO of Fortune Brands, Inc.; Jenniffer D. Deckard, president and CEO of Covia Holdings Corporation; and Salvatore D. Fazzolari, former chairman, president and CEO of Harsco Corporation. In addition, proposed amendments to RPM’s Certificate of Incorporation and By-Laws were not approved because they did not achieve the required affirmative vote of at least 80 percent of the voting power of outstanding shares of common stock as of the record date. These amendments would have required the annual election of directors and reduced the threshold for action taken by shareholders to a simple majority.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, Euclid Chemical and RPM Belgium Vandex. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat and TCI. Additional details can be found at www.RPMinc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Russell L. Gordon, vice president and chief financial officer, at 330-273-5090 or rgordon@rpminc.com.

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Source: RPM International Inc.

RPM International Inc.

Russell L. Gordon, 330-273-5090

Vice President and Chief Financial Officer

rgordon@rpminc.com